                                                                       EXHIBIT 2


                   MASTER TERMINATION AND TRANSFER AGREEMENT

                                BY AND BETWEEN

                            J. RAY MCDERMOTT, S.A.

                                      AND

                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.

                         DATED AS OF DECEMBER 19, 1997



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                                     INDEX



Article                                                                  Page
-------                                                                  ----
Article I -      Definitions...................                           13
Article II -     Acquisition and Consideration.                           15
Article III -    Representations and Warranties
                 of McDermott..................                           17
Article IV -     Representations and Warranties
                 of Heerema....................                           19
Article V -      Post-Closing Matters..........                           23
Article VI -     Closing Matters...............                           25
Article VII -    Miscellaneous Provisions......                           28


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                   MASTER TERMINATION AND TRANSFER AGREEMENT

          THIS AGREEMENT is made and entered into by and between J. RAY McDERMOTT, S.A. (hereinafter referred to as "McDermott"), a corporation organized and existing under the laws of the Republic of Panama and having its executive office at New Orleans, Louisiana, United States of America, and HEEREMA OFFSHORE CONSTRUCTION GROUP INC. (hereinafter referred to as "Heerema"), a corporation organized and existing under the laws of the Republic of Panama and having an office at Geneva, Switzerland. Certain capitalized terms used herein are defined in Article I hereof.

          WHEREAS, an Affiliate of McDermott and Heerema entered into a Concentrative Joint Venture Agreement dated September 1, 1990, and thereafter twice amended (hereinafter the "CJV Agreement"), pursuant to which the parties thereto combined their respective heavy lifting marine activities relating to the operation of semi-submersible derrick barges in order to participate in certain aspects of the heavy lift marine construction business effectively and continuously through a Concentrative Joint Venture enterprise;

          WHEREAS, the Parties have decided to abandon, relinquish and terminate the CJV Agreement and the joint ventures and joint ownership and other arrangements and agreements entered into between the Parties whether in furtherance of the CJV Agreement or otherwise, except as otherwise expressly provided herein;

          WHEREAS, the Parties have agreed to effect such abandonment, relinquishment and termination in the manner set out in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and obligations hereinafter contained, the parties agree as follows:

                           ARTICLE I -   DEFINITIONS

          Unless otherwise clearly required by the context of this Agreement, the terms listed below shall have the following meanings:

          (a) "Affiliate" for purposes of this Agreement shall not include any Joint Venture Company and as to McDermott shall mean any Person which is controlled by, controls or is under common control with McDermott and as to Heerema shall mean any Person which is controlled by, controls or is under common control with Heerema and as to any other Person shall mean any Person which is controlled by, controls or is under common control with such other Person. For the purpose of this definition, "control" when used in respect to any Person shall mean the possession of the power, through the ownership of voting securities or otherwise, to direct or cause the direction of the management or policies of such Person.

          (b) "Closing" shall have the meaning set out in Article VI, Section 1.

          (c) "DB 100 Crane" shall mean the crane originally affixed to the derrick barge bearing the designation DB 100, together with all associated equipment, spares and outfitting, as is, where is.


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

          (d) "DB 101" shall mean the self-propelled, semi-submersible derrick barge bearing such designation, together with all associated equipment, spares and outfitting, including the equipment, spares and outfitting set forth in Schedule I(d).

          (e) "Heerema McDermott Australia" shall have the meaning set forth in
     Article II, Section 1.

          (f) "HeereMac" shall mean HeereMac v.o.f., a partnership formed under the laws of The Netherlands in accordance with a Joint Venture Agreement entered into by an Affiliate of McDermott and Heerema as of November 18, 1988.

          (g) "HeereMac Contracts" has the meaning set forth in Article IV,
     Section 11.

          (h) "HeereMac Vessel" shall have the meaning set out in Article IV,
     Section 9.

          (i) "HBU" shall have the meaning set out in Article IV, Section 10.

          (j) "HOC 650" shall have the meaning set out in Article II, Section 2.

          (k) "ING" shall have the meaning set out in Article IV, Section 10.

          (l) "Intermac 600" shall mean the launch barge bearing such designation, together with all associated equipment, spares and outfitting, including the equipment, spares and outfitting set forth in Schedule I(l).

          (m) "Intermac 650" shall mean the launch barge bearing such designation, together with all associated equipment, spares and outfitting, including the equipment, spares and outfitting set forth in Schedule I(m).

          (n) "Intermac 650 Partnership" has the meaning set forth in Article IV, Section 7.

          (o) "Joint Venture Companies" shall mean HeereMac, POCCI, OMC, Heerema McDermott Australia and each of their respective subsidiaries, if any and until the Closing, and Intermac 650 Partnership and its subsidiaries; if any.

          (p) "JRMII" shall have the meaning set out in Article III, Section 5.

          (q) "Launchco CJV Agreement" shall have the meaning set out in Article IV, Section 12.

          (r) "Liens" shall mean any mortgage, pledge, lien, security interest, encumbrance, claim, restriction or charge of any kind.

          (s) "McDermott Holland" shall have the meaning set out in Article II,
     Section 1.

          (t) "MII" shall have the meaning set out in Article IV, Section 10.

          (u) "MWB 403" shall mean the launch barge bearing such designation, together with all associated equipment, spares and outfitting, including the equipment, spares and outfitting set forth in Schedule I(u).

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          (v) "MWB 403 Option" shall mean the option granted to Heerema Offshore
     Services (U.S.), Inc. to purchase MWB 403 pursuant to the option agreement entered into between J. Ray McDermott, Inc. and Heerema Offshore Services (U.S.), Inc. on the date of this Agreement in the form attached hereto as
     Exhibit 1.

          (w) "Omnibus Guarantee" shall mean any obligation of McDermott or its Affiliates arising under the Limited Blanket Counterindemnity Arrangement dated January 1, 1991.

          (x) "OMC" shall mean Offshore Marine Chartering N.V., a corporation formed under the laws of the Netherlands Antilles.

          (y) "Organizational Documents" shall mean, as appropriate, the articles of incorporation, certificate of incorporation, charter, organizational instrument and bylaws of any corporation and the partnership agreement of any partnership.

          (z) "Parties" shall mean McDermott, Heerema, the Joint Venture Companies and their respective Affiliates, or any combination of them collectively, as the case may be, and shall include their respective successor(s) in interest.

          (aa) "Partnership Interests" shall have the meaning set out in Article II, Section 1.

          (bb) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government, supranational authority or political subdivision or any agency or instrumentality thereof.

          (cc) "POCCI" shall mean Panama Offshore Chartering Company Inc., a limited liability company formed under the laws of the Republic of Panama.

          (dd) "POCCI # 19" shall mean Panama Offshore Chartering Company 19, Inc. (Panama), a limited liability company formed under the laws of the Republic of Panama.

          (ee) "POCCI # 21" shall mean Panama Offshore Chartering Company 21, Inc. (Panama), a limited liability company formed under the laws of the Republic of Panama.

          (ff) "South African Job" shall mean contract reference 55001317 between Mossgas Propriety Ltd. and HeereMac dated January 9, 1997.

          (gg) "Subordinated Note" shall mean the 7.75% Subordinated Note outstanding from OMC to JRMII.

          (hh) "USD" or "US Dollars" shall mean United States Dollars, the lawful currency of the United States of America.

                 ARTICLE II -   ACQUISITION AND CONSIDERATION

     Section 1.  Acquisition and Sale.

          At the Closing, Heerema will acquire from McDermott and its Affiliates, and
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McDermott will, and will cause its Affiliates to, sell, assign, convey, transfer and deliver to Heerema or one of its Affiliates, (a) all direct and indirect ownership interests of McDermott in (i) Offshore Heavy Lift (Holland) B.V. ("McDermott Holland"), which was formerly named McDermott (Holland) B.V. and which holds the entire 50% interest of McDermott in HeereMac, (ii) POCCI, (iii) OMC and (iv) Heerema McDermott Australia PTY Ltd. ("Heerema McDermott
Australia") (such interests being herein collectively referred to as the "Partnership Interests"), and (b) the Subordinated Note. At the Closing, McDermott, through its wholly owned subsidiary J. Ray McDermott, Inc., will grant to Heerema Offshore Services (U.S.), Inc. the MWB 403 Option. At the Closing, McDermott will acquire from Heerema, its Affiliates and the Joint Venture Companies and Heerema will, and will cause its Affiliates and the Joint Venture Companies to, sell, assign, convey, transfer and deliver to McDermott or one of its Affiliates all right, title and interest in, and good and marketable title, free and clear of any Liens, to, (i) DB 101, (ii) Intermac 600, (iii)
100% of the capital stock of Heerema in Heerema Offshore Chartering (U.S.), Inc. ("HOC 650"), the entity which owns all of Heerema's interest in the general partnership which owns Intermac 650, and (iv) the DB 100 Crane. All such acquisitions, sales, assignments and transfers shall be effected in the manner specified in Article VI of this Agreement.

     Section 2.  Additional Consideration.

          At the Closing, Heerema, as additional consideration for the transfers and the grant of the option described above, will deliver or cause to be delivered to McDermott or one of its Affiliates in immediately available funds to such account as McDermott shall have directed the amount of USD 318,500,000 (three hundred eighteen million and five hundred thousand US Dollars), of which USD 61,637,000 constitutes undistributed earnings of and from HeereMac, POCCI and OMC. The Parties agree and acknowledge that (a) the consideration specified in this Section 2 of Article II includes and reflects all undistributed earnings and all recorded and unrecorded liabilities attributable, relating or accruing to or in respect of the Partnership Interests, and (b) the fair market value of
(i) DB 101 is USD 30,500,000, (ii) HOC 650 is USD 5,400,000, (iii) the DB 100
Crane is USD 1,000,000, (iv) the Intermac 600 is USD 2,250,000, (v) McDermott Holland is USD 37,000,000, (vi) McDermott's interest in Heerema McDermott Australia is USD 1,000, (vii) McDermott's interest in POCCI is USD 50,000,000,
(viii) McDermott's interest in OMC is USD 169,289,000, (ix) the Subordinated Note (including interest accrued but not paid thereon) is USD 100,160,000 and
(x) the MWB 403 Option is USD 1,200,000.

     Section 3.  Termination of the Agreements.

          The purpose and effect of the transactions contemplated by this Agreement will be to irrevocably terminate and cancel the CJV Agreement, the Launchco CJV Agreement, the joint ventures and joint ownership and other arrangements and agreements entered into in furtherance of the CJV Agreement or the Launchco CJV Agreement, as a result of which, notwithstanding any provision (including, but not limited to, any survival provisions of such agreements) of the CJV Agreement, the Launchco CJV Agreement or any other agreement to the contrary, and except as set forth in this Agreement or in any agreement listed on Schedule II.3, all rights and obligations of each of McDermott, Heerema, the Joint Venture Companies and their respective Affiliates under the CJV Agreement, the Launchco CJV Agreement, each such joint venture, joint ownership or other arrangement or agreement shall irrevocably terminate and no such rights and obligations shall survive the Closing. Heerema, on behalf of itself, its Affiliates and the Joint Venture Companies, further agrees and acknowledges that
(a) none of Heerema, its Affiliates or the Joint Venture Companies will have any claim against McDermott or any of its Affiliates and (b) neither McDermott nor any of its Affiliates has or will have any liability

                                      16
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or obligation, in the case of each of clause (a) or (b), under, arising out of or related to the agreements listed on Schedule II.3. McDermott, on behalf of itself, its Affiliates or the Joint Venture Companies, acknowledges that (c) none of McDermott, its Affiliates or the Joint Venture Companies will have any claim against Heerema, its Affiliates or any of the Joint Venture Companies and
(d) neither Heerema, its Affiliates nor any of the Joint Venture Comapnies has or will have any liability or obligation, in the case of each of clause (c) or
(d) under, arising out of or related to the agreements listed on Schedule II.3.

          ARTICLE III -   REPRESENTATIONS AND WARRANTIES OF MCDERMOTT

     McDermott hereby represents and warrants to Heerema that:

     Section 1.  Organization.

          Each of McDermott and McDermott Holland is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and McDermott has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     Section 2.  Authorization.

          The execution, delivery and performance of this Agreement by McDermott has been duly authorized by all necessary corporate action.

     Section 3.  Validity.

          This Agreement has been duly and validly executed and delivered by McDermott and constitutes a valid, legal and binding obligation of McDermott enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and equitable remedies may be limited by equitable principles of general applicability.

     Section 4.  No Conflict; No Violation.

          The execution and delivery of this Agreement by McDermott and the consummation by McDermott of the transactions contemplated hereby do not and will not conflict with, result in the breach of, constitute a default under or violate (i) the Organizational Documents of McDermott, (ii) any statute, law, rule, regulation, judgment, decree, order, injunction, permit or license of any jurisdiction, court or governmental or regulatory body binding on McDermott or its property or assets, or (iii) any material contract, lease, instrument, obligation or agreement of any kind to which McDermott is a party or by which its property or assets are bound. McDermott Holland is not in violation or breach of or in default (or with notice or the passage of time or both, will be in default) under (i) its Organizational Documents, (ii) any statute, law, rule, regulation, judgment, decree, order, injunction, permit or license of any jurisdiction, court or governmental or regulatory body binding on McDermott Holland or its property or assets, or (iii) any contract, lease, instrument, obligation or agreement of any kind to which McDermott Holland is a party or by which its property or assets are bound, except, in the case of clauses (ii) and
(iii) of this sentence, where such violations, breaches or defaults (or events which, with notice or the passage of time or both, would be defaults) would not, in the aggregate, have a material adverse effect on McDermott Holland.

     Section 5.  Interest in HeereMac.

          McDermott, through its wholly owned subsidiaries J. Ray McDermott International, Inc. ("JRMII") and Varsy International NV, is the owner of all outstanding and fully paid up shares of the capital stock of McDermott Holland, which holds the entire 50% interest of McDermott in HeereMac free and clear of any Liens. McDermott Holland (a) prior to Closing has neither engaged in business outside of The Netherlands nor defaulted under or breached any contract, instrument or other agreement to which it is or was a party and (b) has no liabilities or obligations known or unknown, disclosed or undisclosed, contingent or accrued, in the case of each of clause (a) and (b), other than with respect to Heerema, its Affiliates or the Joint Venture Companies. To the extent any liabilities or obligations of McDermott Holland other than those relating to Heerema, its Affiliates or the Joint Venture Companies arise, they will be the sole responsibility of, and will be assumed and discharged by, McDermott. R. T. Tyner, Jr., L. R. Gibson, and M. M. Pettyjohn, each of whom have at various times served as Managing Directors of McDermott Holland during the period from 1989 through the Closing, were residents of the Bahamas during the periods of their respective service as Managing Directors, and, during such period, exercised no management of McDermott Holland from the United Kingdom.

     Section 6.  Interest in POCCI.

          McDermott, through JRMII, is the owner of 500 shares of the common stock of POCCI, with good and marketable title thereto free and clear of any Liens, with full power and authority to sell, assign and transfer such shares as provided herein.

     Section 7.  Interest in OMC.

          McDermott, through JRMII, is the owner of 3,000 shares of the common stock of OMC, with good and marketable title thereto free and clear of any Liens, with full power and authority to sell, assign and transfer such shares as provided herein.

     Section 8.  MWB 403.

          McDermott's wholly owned subsidiary J. Ray McDermott, Inc. has good and marketable title to MWB 403, free and clear of any Liens (other than the MWB 403 Option), with full power and authority to grant the MWB 403 Option as provided herein. Schedule III.8 sets forth each commitment under which services of MWB 403 are required on and after the date of the Closing. MWB 403 will be delivered to Heerema in Louisiana, United States of America. There are, and at the Closing there will be, no liabilities, known or unknown, disclosed or undisclosed, contingent or accrued, affecting MWB 403 and no claims of any kind whatsoever, including in rem, arising out of or relating in any way to the ownership, use or operation of MWB 403 or facts known to McDermott or its Affiliates which could reasonably be expected to result in such a liability or claim. MWB 403 is permanently registered and recorded in the name of its owner with the appropriate maritime authorities under the law of its flag country.
MWB 403 is in all respects seaworthy, is in class, is free of any material recommendations, notations, visas and reservations by the classification society in which she is entered, is free of material average damage affecting class, with all class and trading certificates, national and international, clean and valid and MWB 403's hull surveys and continuous machinery survey cycles are up to date or have been extended. Except where the failure to comply would not be material, MWB 403 and its owner are in compliance with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws of its flag country and applicable to vessels trading to any jurisdiction to which MWB 403 trades. MWB 403 is in conformity with the current requirements of the

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applicable classification or regulatory society, including ABS, BV or the U.S.
Coast Guard, as well as IMO and SOLAS and all other national and international rules, regulations, requirements, treaties and conventions which are required to be complied with or observed by MWB 403 in the normal course of its operations in order to allow MWB 403 to operate for its intended purpose and, subject to the next sentence, there are no facts known to McDermott or its Affiliates which indicate that any of the licenses, permissions, authorizations and consents relating to the foregoing may be revoked or may not be renewed, in whole or in part, in the ordinary course of events. To the knowledge of McDermott or its Affiliates, MWB 403 has not been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, in each case to the extent such use has or could have be material, or in any manner whatsoever which may render it liable to condemnation in a Prize Court or to destruction, seizure or confiscation.

     Section 9.  Heerema McDermott Australia.

          McDermott, through J. Ray McDermott (Aust.) Holding Pty. Limited, is the owner of one share of Heerema McDermott Australia with good and marketable title thereto free and clear of any Liens, with full power and authority to sell, assign and transfer such shares as provided herein.

     Section 10. Subordinated Note.

          JRMII is the legal and beneficial owner of the Subordinated Note, with full corporate power and authority to assign the Subordinated Note as provided herein. After such assignment, neither JRMII nor any of its Affiliates will have any claim against Heerema or any of its Affiliates or the Joint Venture Companies with respect to the Subordinated Note.

           ARTICLE IV -   REPRESENTATIONS AND WARRANTIES OF HEEREMA

     Heerema represents and warrants to McDermott as follows:

     Section 1.  Organization.

          Each of Heerema and HOC 650 is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and Heerema has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     Section 2.  Authorization.

          The execution, delivery and performance of this Agreement by Heerema has been duly authorized by all necessary corporate action.

     Section 3.  Validity.

          This Agreement has been duly and validly executed and delivered by Heerema and constitutes a valid, legal and binding obligation of Heerema enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and equitable remedies may be limited by equitable principles of general applicability.

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

     Section 4.  No Conflict; No Violation.

          The execution and delivery of this Agreement by Heerema and the consummation by Heerema of the transactions contemplated hereby do not and will not conflict with, result in the breach of, constitute a default under or violate (i) the Organizational Documents of Heerema, (ii) any statute, law, rule, regulation, judgment, decree, order, injunction, permit or license of any jurisdiction, court or governmental or regulatory body binding on Heerema or its property or assets, or (iii) any material contract, lease, instrument, obligation or agreement of any kind to which Heerema is a party or by which its property or assets are bound. Neither HOC 650 nor Intermac 650 Partnership is in violation or breach of or in default (or with notice or the passage of time or both, will be in default) under (i) its Organizational Documents, (ii) any statute, law, rule, regulation, judgment, decree, order, injunction, permit or license of any jurisdiction, court or governmental or regulatory body binding on HOC 650 or Intermac 650 Partnership or their respective properties or assets, or
(iii) any contract, lease, instrument, obligation or agreement of any kind to which HOC 650 or Intermac 650 Partnership is a party or by which their respective properties or assets are bound, except, in the case of clauses (ii) and (iii) of this sentence, where such violations, breaches or defaults (or events which, with notice or the passage of time or both, would be defaults) would not, in the aggregate, have a material adverse effect on HOC 650 or Intermac 650 Partnership, as the case may be.

     Section 5.  DB 101.

          OMC, through its wholly owned subsidiary DB 101 Shipping Inc., has good and marketable title to DB 101 free and clear of any Liens, with full power and authority to sell, assign and transfer such title as provided herein. There are no commitments under which services of DB 101 are required on or after the date of the Closing other than the South African Job. There are, and at Closing there will be, no liabilities, known or unknown, disclosed or undisclosed, contingent or accrued, affecting DB 101 and no claims of any kind whatsoever, including in rem, arising out of or relating in any way to the ownership, use or operation of DB 101, or facts known to Heerema, its Affiliates or the Joint Venture Companies which could reasonably be expected to result in such a liability or claim.

     Section 6.  Intermac 600.

          POCCI # 19 is a wholly owned subsidiary of POCCI and has good and marketable title to Intermac 600 free and clear of any Liens, with full power and authority to sell, assign and transfer such title as provided herein.
Schedule IV.6 sets forth each commitment under which services of Intermac 600 are required on and after the date of the Closing. Intermac 600 will be delivered to McDermott or its designee in Rotterdam, The Netherlands. There are, and at Closing there will be, no liabilities, known or unknown, disclosed or undisclosed, contingent or accrued, affecting Intermac 600 and no claims of any kind whatsoever, including in rem, arising out of or relating in any way to the ownership, use or operation of Intermac 600, or facts known to Heerema, its Affiliates or the Joint Venture Companies which could reasonably be expected to result in such a liability or claim.

     Section 7.  Intermac 650.

          Heerema Offshore Services (U.S.), Inc. is the owner of all of the outstanding shares of HOC 650 with good and marketable title thereto free and clear of any Liens, with full power and authority to sell, assign and transfer such shares as provided herein.

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HOC 650 is the owner of the entire 50% interest of Heerema in the general partnership U.S. Offshore Chartering (hereinafter "Intermac 650 Partnership"), free and clear of any Liens. Intermac 650 Partnership has good and marketable title to Intermac 650 free and clear of any Liens, with full power and authority to sell, assign and transfer such title. Intermac 650 will be delivered to McDermott or its designee in Louisiana, United States of America. There are, and at Closing there will be, no liabilities, known or unknown, disclosed or undisclosed, contingent or accrued, affecting Intermac 650 and no claims of any kind whatsoever, including in rem, arising out of or relating in any way to the ownership, use or operation of Intermac 650, or facts known to Heerema, its Affiliates or the Joint Venture Companies which could reasonably be expected to result in such a liability or claim. Schedule IV.7(a) sets forth each commitment under which services of Intermac 650 are required on and after the date of the Closing. Other than as set forth on Schedule IV.7(b), there are no liabilities or other obligations of HOC 650 or Intermac 650 Partnership, whether known or unknown, disclosed or undisclosed, contingent or accrued, and any liabilities or obligations of either HOC 650 or Intermac 650 Partnership not set forth on such schedule will be the sole responsibility of, and will be assumed and discharged by, Heerema, its Affiliates and the Joint Venture Companies.

     Section 8.  DB 100 Crane.

          POCCI # 21 is a wholly owned subsidiary of POCCI and has good and marketable title to the DB 100 Crane, free and clear of any Liens, with full power and authority to sell, assign and transfer such title as provided herein. The DB 100 Crane will be delivered to McDermott or its designee in the McDermott yard at Batam, Indonesia. There are, and at Closing there will be, no liabilities, known or unknown, disclosed or undisclosed, contingent or accrued, affecting the DB 100 Crane and no claims of any kind whatsoever arising out of or relating in any way to the ownership, use or operation of the DB100 Crane, or facts known to Heerema, its Affiliates or the Joint Venture Companies which could reasonably be expected to result in such a liability or claim.

     Section 9.  Vessel Representations.

          Each of Intermac 600, Intermac 650 and DB 101 (each a "HeereMac Vessel") is permanently registered and recorded in the name of its owner with the appropriate maritime authorities under the law of its flag country. Each HeereMac Vessel is in all respects seaworthy, is in class, is free of any material recommendations, notations, visas and reservations by the classification society in which she is entered, is free of material average damage affecting class, with all class and trading certificates, national and international, clean and valid and each HeereMac Vessel's hull surveys and continuous machinery survey cycles are up to date or have been extended. Except where the failure to comply would not be material, each HeereMac Vessel and its owner is in compliance with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws of its flag country and applicable to vessels trading to any jurisdiction to which such HeereMac Vessel trades. Each HeereMac Vessel is in conformity with the current requirements of the applicable classification or regulatory society, including ABS, BV or the U.S. Coast Guard, as well as IMO and SOLAS and all other national and international rules, regulations, requirements, treaties and conventions which are required to be complied with or observed by such HeereMac Vessel in the normal course of its operations in order to allow such HeereMac Vessel to operate for its intended purpose and, subject to the next sentence, there are no facts known to Heerema, its Affiliates or the Joint Venture Companies which indicate that any of the licenses, permissions, authorizations and consents relating to the foregoing may be revoked or may not be renewed, in whole or in part, in the ordinary course of events. To the knowledge of Heerema, its Affiliates or the Joint Venture Companies, none of the HeereMac Vessels has

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been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, in each case to the extent such use has or could be material, or in any manner whatsoever which may render it liable to condemnation in a Prize Court or to destruction, seizure or confiscation.

          Following the consummation of the transactions contemplated by this Agreement, Intermac 650 Partnership will continue to own, pursuant to good and marketable title, its interest in the Intermac 650, without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

     Section 10. Undertakings to Banks.

          All obligations, direct, contingent or otherwise, of McDermott and McDermott International, Inc. ("MII") under their guarantees provided to Hollandsche Bank-Unie N.V. ("HBU") and ING Bank N.V. ("ING") for banking facilities provided to Affiliates of Heerema and to the Joint Venture Companies and all obligations, direct, contingent or otherwise of Hydro Marine Services, Inc. and JRMII under the Subordination Agreement dated 25th of March, 1996 with ABN AMRO Bank N.V., HBU and ING have been assumed by Heerema or have been cancelled by the banks.

     Section 11. Omnibus Guarantees.

          Neither McDermott nor any of its Affiliates has any liability or obligation under any Omnibus Guarantee. Each of Heerema, its Affiliates and the Joint Venture Companies and their subsidiaries has fully released McDermott and its Affiliates and will indemnify each of them against any liability or obligation arising under or with respect to the Limited Blanket Counterindemnity Arrangement dated January 1, 1991.

     Section 12. Assumption of Liability.

          As of the Closing, (a) all liabilities and obligations, known or unknown, disclosed or undisclosed, contingent or accrued, which relate in any way to or are in any way associated with or arise out of any operation or activities of or with respect to (i) Heerema, any of its Affiliates and the Joint Venture Companies, (ii) the CJV Agreement and the Concentrative Joint Venture enterprise and related entities contemplated thereby or (iii) the Launchco Concentrative Joint Venture Agreement (the "Launcho CJV Agreement") between McDermott and Heerema dated March 27, 1995 and the Concentrative Joint Venture enterprise and related entities contemplated thereby, in each case, including those matters currently under discussion between the United States Department of Justice ("Department") and Heerema, its Affiliates or any of the Joint Venture Companies, will be the sole responsibility of, and will be assumed and discharged by, Heerema, its Affiliates and the Joint Venture Companies; provided, however, that, notwithstanding the foregoing, no liabilities or obligations for claims based upon or arising from facts related to alleged antitrust violations, including the submission of bids by Heerema, its subsidiaries or the Joint Venture Companies for heavy lift projects from November 18, 1988 to and including April 17, 1997 which claims are asserted by McDermott, its Affiliates, any Persons who are not Parties, or any governmental or supranational authorities (in each instance, other than the Department as provided above) shall be so assumed, and (b) all liabilities and obligations, known or unknown, disclosed or undisclosed, contingent or accrued, of (i) Heerema McDermott Australia and (ii) McDermott Holland, to the extent that such liabilities and obligations relate to the activities or operations of Heerema, HeereMac, POCCI or OMC or their respective Affiliates or any of the Joint Venture Companies, will be the sole responsibility of, and will be assumed and discharged by, Heerema, its Affiliates and the Joint Venture Companies.

     Section 13. Turnover.

          The combined worldwide turnover of Heerema and its Affiliates (including HeereMac) does not exceed ECU 5,000 million, and no filing is required under the EU Merger Regulation with respect to Heerema's acquisition of all of McDermott's direct and indirect interest in HeereMac.

                      ARTICLE V -   POST-CLOSING MATTERS

     Section 1.  McDermott Identification.

          Heerema will, and will cause each of its Affiliates and each of the Joint Venture Companies to, promptly (a) cease the use of the names "McDermott" and "HeereMac" and all aspects thereof, including the use of "MAC" in a manner which might be likely to be viewed as a reference to McDermott or otherwise cause confusion in the marketplace, in any form (hereafter collectively "McDermott Identification"), and (b) remove all such McDermott Identification from all signage, logos, stationery, business cards, promotional literature, brochures, advertisements and the like. The parties acknowledge and agree that for purposes of the foregoing obligations of Heerema, the term "promptly" shall mean no longer than 90 days following the Closing, except that, in the case of the name "HeereMac" and the related HeereMac logo and the other related uses of "MAC", "promptly" shall mean six months following the Closing. Heerema shall promptly send to McDermott evidence that the names of each of HeereMac and Heerema McDermott Australia have been changed in compliance with this Agreement. Heerema shall and shall cause each of its Affiliates and each of the Joint Venture Companies to execute any documentation reasonably requested in order to give effect to its obligations under this Section 1.

     Section 2.  Heerema Identification.

          McDermott will, and will cause each of its Affiliates to, promptly (a) cease the use of the name "Heerema" and all aspects thereof, in any form (hereafter collectively "Heerema Identification"), and (b) remove all such Heerema Identification from all signage, logos, stationery, business cards, promotional literature, brochures, advertisements and the like. The parties acknowledge and agree that for purposes of the foregoing obligations of McDermott, the term "promptly" shall mean no longer than 90 days following the Closing, except that, in the case of the name "HeereMac" and the related HeereMac logo and the other related uses of "Heere", "promptly" shall mean six months following the Closing. McDermott shall promptly send to Heerema evidence that the name of HOC 650 has been changed in compliance with this Agreement. McDermott shall and shall cause its Affiliates to execute any documentation reasonably requested in order to give effect to its obligations under this
Section 2.

     Section 3.  Post-Closing Access.

          (a) Following the Closing, Heerema will, and will cause its Affiliates and the Joint Venture Companies to, (i) provide to McDermott access to all documents necessary for McDermott to prepare any tax filing required to be made by McDermott or its Affiliates with respect to HOC 650 and Intermac 650 Partnership (the "McDermott Acquired Interests") and to respond to any related inquiry or audit by any taxing regulatory body, (ii) retain such documents and related records until the expiry of the longest statute of limitations applicable to relevant tax periods and, at McDermott's request and expense, to provide copies of such records to McDermott, (iii) respond to any questions of McDermott regarding any tax audits or any tax regulatory filings with respect to the McDermott Acquired Interests, and (iv) provide McDermott's Accounting Coordinator at HeereMac a reasonable period of time to vacate his office and enable him to assemble and transmit to McDermott, in hard copy or computer format, all documents received and retained by him in discharging his duties on behalf of McDermott.

          (b) Following the Closing, McDermott will, and will cause its Affiliates to, (i) provide to Heerema access to all documents necessary for Heerema to prepare any tax filing required to be made by Heerema, its Affiliates or the Joint Venture Companies with respect to McDermott Holland, (ii) retain such documents and related records until the expiry of the longest statute of limitations applicable to relevant tax periods and, at Heerema's request and expense, to provide copies of such records to Heerema, and (iii) respond to any questions of Heerema regarding any tax audits or any tax regulatory filings with respect to McDermott Holland.

     Section 4.  Charter Commitments.

          McDermott agrees that it or one of its Affiliates shall make each of DB 101, Intermac 600, Intermac 650 and, prior to the exercise of the MWB 403 Option, MWB 403 available by charter to Heerema pursuant to an agreement in the form of Exhibit 2 hereto (with respect to DB 101) and in the form of Exhibit 3 for the other vessels, all for the periods and at the rates set forth on
Schedule V.4(a). Heerema agrees that on and after the exercise of the MWB 403 Option, it, one of its Affiliates or one of the Joint Venture Companies shall make MWB 403 available by charter to McDermott pursuant to an agreement in the form of Exhibit 3 hereto for the periods and at the rates set forth on Schedule V.4(b).

     Section 5.  DB 101 Personnel.

          Heerema, its Affiliates, and the Joint Venture Companies shall permit no more than five representatives of McDermott to remain aboard DB 101 from the period between the Closing and the expiry of the charter entered into pursuant to Article V, Section 4 relating to DB 101 and will provide suitable accommodations and meals, free of charge.

     Section 6.  Intellectual Property and Proprietary Data.

          Heerema on behalf of HeereMac, OMC and POCCI hereby grants and confirms that such entities have granted, as of the Closing, to each of the Parties a worldwide, non-exclusive, royalty-free license in favor of each of the Parties to use and sublicense to others the right to use all proprietary and other intellectual property relating to the matters covered by Netherlands patent no. 1002160, including under any foreign counterparts of said patent or any continuations, continuations in part or reissues of any such patent.

     Section 7.  Insurance.

          (a) Heerema, its Affiliates and the Joint Venture Companies shall maintain liability insurance policies under which McDermott is an additional named insured on the same basis as was contemplated by the CJV Agreement and the Launchco CJV Agreement until the expiration of the coverage periods currently in effect and shall take no action to reduce the scope or term of or levels of coverage under such policies as currently in effect.

          (b) None of Heerema, any of its Affiliates or any of the Joint Venture Companies shall submit any insurance claim in respect of MWB 403, the derrick barge bearing the designation OHI 5000, the self-propelled, semi-submersible derrick barge bearing the designation DB 102 and the launch barge bearing the designation Intermac 627 under all hull and machinery insurance policies obtained by McDermott or any of its Affiliates other than the claims identified on Schedule V.7.

     Section 8.  Intercompany Payables.

          To the extent not paid at or prior to the Closing pursuant to Article VI, Section 3, each of the Parties shall pay in the ordinary course all amounts owed to the other Parties for goods and services provided in the ordinary course.

     Section 9.  Further Assurances.

          From time to time after the Closing, each of the Parties will execute and deliver such other and further instruments of conveyance, assignment and transfer and take such other action (which shall include the making of all necessary filings or giving of all necessary notices) as the other Party may request in order to fully and effectively consummate and confirm the transactions contemplated by this Agreement, including, but not limited to, access to the OHI 5000 in order that McDermott can deliver the Manitowoc 4000 crawler crane currently located on the OHI 5000 to the owner of such crane, Hyundai Heavy Industries, Ltd.

                        ARTICLE VI -   CLOSING MATTERS

     Section 1. Time and Place. The deliveries identified in Section 2 of this Article VI shall take place at 10:00 A.M. Paris time on December 19, 1997 at the offices of Cahill Gordon & Reindel, 19 rue Francois 1er 75008 Paris, France or such other time and place as the Parties shall mutually agree. The deliveries contemplated to occur at such time and place are referred to as the "Closing."

     Section 2.  Deliveries at Closing.

     (a) Heerema Deliveries. Pursuant to Article II of this Agreement, at the Closing, Heerema will deliver to McDermott the items described below:

   (i) Cash Payment. By wire transfer in immediately available funds to an account designated by McDermott, USD 318,500,000 (three hundred eighteen million and five hundred thousand US Dollars);

   (ii)  DB 100 Crane Documents.  A bill of sale in the form attached hereto as
   Exhibit 4 for the DB 100 Crane, from POCCI # 21 to Hydro Marine Services, Inc., which bill of sale shall be dated the date of the Closing, and all other documents necessary to effect and evidence the transfer of the DB 100 Crane;

   (iii) Intermac 650 Documents.

                 (a) Certificates representing all of the outstanding capital stock of HOC 650 with satisfactory evidence of the transfer thereof to
         J. Ray McDermott Inc.,

                 (b)  true, correct and complete minute books of HOC 650,

                 (c) letters of resignation of each member of the board of directors of HOC 650, each effective as of the Closing, and

                 (d) a certificate of ownership of Intermac 650 dated the date of the Closing, showing title, a certificate from an appropriate Panamanian authority indicating the absence of Liens on Intermac 650 and a class maintained certificate for Intermac 650 dated no more than five days prior to the date of the Closing, as well as all current vessel documentation requested by McDermott;

   (iv)  DB 101 Documents.

                 (a) A certificate of ownership of DB 101 dated the date of the Closing, showing title, a certificate from an appropriate Panamanian authority indicating the absence of any Liens on DB 101 and a class maintained certificate for DB 101 dated no more than five days prior to the date of the Closing,

                 (b) a bill of sale in the form attached hereto as Exhibit 5 for DB 101, including all equipment items, spares and outfitting as described in Schedule I(d), from DB 101 Shipping Inc. (Panama) to Hydro Marine Services, Inc., which bill of sale shall be dated the date of the Closing and all other documents necessary to effect and evidence the transfer of DB 101, and

                 (c) evidence satisfactory to McDermott of the satisfaction of each mortgage or other Lien on DB 101 and the release and termination of each assignment of each insurance policy covering DB 101;

   (v)   Intermac 600 Documents.

                 (a) A certificate of ownership of Intermac 600 dated the date of the Closing, showing title, a certificate from an appropriate Panamanian authority indicating the absence of Liens on Intermac 600 and a class maintained certificate for Intermac 600 dated no more than five days prior to the date of the Closing, and

                 (b) a bill of sale in the form attached hereto as Exhibit 4 for and all title documents relating to Intermac 600, including all equipment, spares and outfitting as described in Schedule I(m), from POCCI # 19 to Hydro Marine Services, Inc., as well as all current vessel documentation requested by McDermott and all other documents necessary to effect and evidence the transfer of Intermac 600;

   (vi) Undertakings to Banks. Evidence satisfactory to McDermott that all obligations, direct, contingent or otherwise, of McDermott and MII under their guarantees given to HBU and ING for banking facilities provided to Affiliates of Heerema and to the Joint Venture Companies and all obligations, direct, contingent or otherwise of Hydro Marine Services, Inc. and JRMII under the Subordination Agreement dated 25th of March, 1996 with ABN AMRO Bank N.V., HBU and ING have been assumed by Heerema or have been cancelled by the banks;

   (vii) Liability Insurance Coverage. Certificates of Insurance satisfactory to McDermott evidencing liability insurance coverage relating to all liability insurance policies under which McDermott is an additional named insured on the same basis as was contemplated by the CJV Agreement and the Launchco CJV Agreement;

   (viii) Governmental Approvals. Satisfactory evidence of all governmental approvals necessary, if any, to permit the sale, assignment, conveyance, transfer and delivery of the items listed in clauses (i) through (vii) above; and

   (ix) Resolutions. Copies of duly adopted resolutions of the board of directors of Heerema, each of its Affiliates and each of the Joint Venture Companies as is appropriate to effect the transactions contemplated by this Agreement, in each case, certified by the secretary or other appropriate officer of each such Person.

          (b) McDermott Deliveries. Pursuant to Article II of this Agreement, at the Closing, McDermott will deliver to Heerema the items described below:

   (i) McDermott Holland Shares. Evidence of the transfer of the ownership of all of the outstanding capital stock of McDermott Holland to Heerema Offshore Construction Group B.V.;

   (ii) POCCI Shares. Certificates representing 500 shares of the common stock of POCCI, with satisfactory evidence of the transfer thereof to Heerema;

   (iii) OMC Shares. Certificates representing 3,000 shares of the common stock of OMC, with satisfactory evidence of the transfer thereof to Heerema;

   (iv) Heerema McDermott Australia Shares. Certificates representing one share of the common stock of Heerema McDermott Australia, with satisfactory evidence of the transfer thereof to HOCG International B.V.;

   (v) Directors' Resignations. Letters of resignation of each member of the board of directors of McDermott Holland and each member of the boards of directors of POCCI, OMC and Heerema McDermott Australia who is a representative of McDermott;

   (vi)   MWB 403 Documents. A duly executed copy of the MWB 403 Option
  Agreement;

   (vii) Subordinated Note. The note evidencing the Subordinated Note, with an executed assignment thereof to Heerema;

   (viii) Governmental Approvals. Satisfactory evidence of all governmental approvals, if any, necessary to permit the sale, assignment, conveyance, transfer and delivery of the items listed in clauses (i) through (vii) above; and

   (ix) Resolutions. Copies of duly adopted resolutions of the board of directors of McDermott and each of its Affiliates as is appropriate to effect the transactions contemplated by this Agreement, in each case, certified by the secretary or other appropriate officer of each such Person.

     Section 3.  Other Matters Related to the Closing.

     At or prior to the Closing,

     (a) Intercompany Accounts. Each of the Parties shall have paid, whether in cash or by agreed offsets, all amounts known at the Closing to be owed to the other Parties for goods and services provided in the ordinary course pursuant to agreements and arrangements which are being terminated pursuant to
Article II, Section 3 which amounts are set forth on Schedule V. 3.

     (b) Termination of Certain Insurance. Effective as of the Closing, McDermott and its Affiliates shall have terminated all hull and machinery insurance policies obtained by any of them in respect of MWB 403, the derrick barge bearing the designation OHI 5000, the self-propelled, semi-submersible derrick barge bearing the designation DB 102 and the launch barge bearing the designation Intermac 627.

     (c) Additional Agreements. Concurrently with the execution and delivery of this Agreement, each of the Parties has executed and delivered such additional agreements and other and further instruments of conveyance, assignment and transfer as are necessary to give effect to the transactions contemplated by this Agreement. As between the Parties, should any conflict exist or arise, the provisions of this Agreement shall prevail over the provisions of such additional agreements and instruments.


                    ARTICLE VII -  MISCELLANEOUS PROVISIONS

     Section 1.  Notices.

     All notices required or contemplated by this Agreement from or to either Party shall be in writing and shall be delivered either (a) by personal delivery, acknowledged by written receipt of the recipient, (b) by registered or certified airmail, postage prepaid, or (c) by telex or facsimile ("telefax") transmission, confirmed within twenty-four (24) hours by registered or certified airmail, postage prepaid. All notices delivered by airmail, telex or telefax shall be addressed to the recipient at its address set forth in this Article VII, Section 1, which address may be changed from time to time by notice delivered in accordance with this Section. The effective date of any notice delivered in accordance with this Section shall be (a) the date of personal delivery, (b) the fifteenth (15th) day after the day of airmailing or (c) the first business day after transmission of telex or telefax. The addresses to which notice shall be sent, until different addresses are specified by notice as above provided, are:

McDERMOTT:                       J. RAY McDERMOTT S.A.
                                 1450 Poydras Street
                                 Post Office Box 600035
                                 New Orleans, Louisiana  70160 U.S.A.

Attention:                       Senior Vice President, General Counsel and
                                 Secretary
Telefax:                         1 504 587 5237

HEEREMA:                         HEEREMA OFFSHORE CONSTRUCTION GROUP, INC.
                                 5 Rue Pedro-Meylan
                                 1208 Geneva, Switzerland

Attention:                       President
Telefax:                         41-22-7861865

     To the extent that either Party receives correspondence addressed to a Person who is an Affiliate of the other Party, the Party receiving such correspondence shall promptly forward such correspondence to the other Party at the address set forth above.

     Section 2.  Successors and Assigns.

     This Agreement is exclusively for the benefit of the Parties hereto and shall not vest any benefits or rights in, or create any obligations or duties toward, any third party. All covenants herein shall bind and inure to the benefit of the successors and assigns of the Parties, whether so expressed or not; provided, however, that no Party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other Party. No consent, assignment or assumption shall relieve or release the assigning Party from any of its obligations under this Agreement to the non-assigning Party and the assigning Party shall remain bound and obligated as if no such assignment had been made. No assignment of any rights of a Party hereunder shall be valid or have any force unless the assignee shall have assumed, in writing, the duties and obligations of the assigning Party. Heerema shall cause any transferee of or successor to any substantial portion of Heerema's business or assets to assume, in writing, the duties and obligations of Heerema pursuant to this Agreement.

     Section 3.  Entire Agreement.

     The terms and provisions herein contained and other supporting documents specifically referred to herein constitute the entire agreement between the Parties and shall supersede all previous communications, either oral or written, between the Parties hereto with respect to the subject matter hereof; and no agreements or understandings varying or extending the same shall be binding upon any Party hereto unless in a writing signed by a duly-authorized officer or representative of each of Heerema and McDermott.

     Section 4.  Severability.

     If any covenant, term or provision of this Agreement, or the application thereof to any situation or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such covenant, term or provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall not be affected; and each covenant, term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

     Section 5.  Waiver.

     No failure or delay on the part of any Party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof, or of any other power, right or privilege.

     Section 6.  Applicable Law, Dispute Resolution and Judgment Currency.

     a. The execution, interpretation, construction, performance and enforcement of this Agreement and any and all disputes including, but not limited to, disputes in contract or tort, whether in law or in equity, of whatsoever nature arising out of, in connection with or relating in any way, directly or indirectly, to (i) this Agreement or the subjects thereof, (ii) the performance by any party hereunder, including any remedy for breach or (iii) the relationships, arrangements and agreements terminated by this Agreement (herein, collectively, the "Subjects of this Agreement") shall be governed exclusively by the internal laws of England.

     b. Any claim, cause of action, dispute, controversy or difference known or hereafter discovered ("Claim") between the Parties (including their respective Affiliates and the Joint Venture Companies) arising out of, in connection with or relating in any way, directly or indirectly, to the Subjects of this Agreement shall be brought and asserted only in The English High Court, Strand, London EC4 (the "Court") and each Party irrevocably agrees to submit and will cause each of its Affiliates, and with regard to the Joint Venture Companies, Heerema will cause each Joint Venture Company, irrevocably to submit to the exclusive jurisdiction of said Court.

     c. Each Party on behalf of itself, each of its Affiliates and each of the Joint Venture Companies, hereby waives, and agrees not to assert, as a defense, ground for avoidance or objection in any action, suit or proceeding arising out of, in connection with or relating in any way, directly or indirectly, to any Claim regarding the Subjects of this Agreement, in said Court, that it is not subject to the jurisdiction of said Court or that such action, suit or proceeding may not be brought in or is not maintainable in said Court or that this Agreement may not be enforced in or by said Court or that its property, wherever located, is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is in any way improper.

     d. Service of process with respect to any Claim relating to the Subjects of this Agreement may be made upon any Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 1 of this Article VII provided that, alternatively, service of process may be accomplished in any manner permitted by the laws of England.

     e. Heerema hereby irrevocably and unconditionally appoints Baker & McKenzie at its registered office, currently located at 100 New Bridge Street, London EC4V 6J4, England, Attention: Lynda M. Martin Alegi or Head of Litigation Department, as its agent for service of process before such Court. McDermott hereby irrevocably and unconditionally appoints Ince & Co. at its office, currently located at Knollys House, 11 Byward Street, London EC3R 5EN, DX 1070 London City, England, Attention: David Sheehan, as its agent for service of process before such Court. Either agent may resign such appointment, provided that such resignation shall be effective only upon
(a) the appointment of a successor agent in London, England, (b) the acceptance of such appointment by such successor agent and (c) notice thereof being provided to the non-appointing Party pursuant to Section 1 of this Article VII.

     f. To the extent that any Party has or hereafter may acquire any immunity from the jurisdiction of any court of (i) any jurisdiction in which any Party owns or leases property or assets, (ii) the United States or the State of New York or (iii) the United Kingdom or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets, this Agreement or actions to enforce judgments in respect of any thereof, it hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents and this Agreement and such immunity shall be treated and understood by the Parties to be null and void.

     g. Each Party shall indemnify the other Party against any loss incurred by such other Party as a result of any judgment or order being given or made for any amount due under this Agreement and such judgment or order being expressed and paid in a currency (the "Judgment Currency") other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such other Party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such other Party. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "spot rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars.

     Section 7.  Headings.

     The headings in this Agreement are for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

     Section 8.  Counterpart.

     This Agreement may be executed simultaneously in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     Section 9.  Language Interpretation.

     Words imparting singular also include the plural and vice versa where the context so requires. The misplacement, misspelling, addition, omission or typographical error of a word or character shall not change the intent of any part of this Agreement from that set forth by this Agreement as a whole.

     Section 10. No Reliance

     Neither Party has relied on any agreement, understanding, arrangement, representation, undertaking or warranty (whether written or spoken) not expressly set out or referred to in this Agreement and each Party irrevocably and unconditionally waives any right it may have to rescind this Agreement and/or claim damages for misrepresentation not contained in this Agreement or for breach of any warranty not contained in this Agreement unless such misrepresentation or warranty was made fraudulently.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in two (2) counterparts by their duly authorized and empowered officer(s) or representative(s) as of the 19th day of December, 1997.

J. RAY McDERMOTT, S.A.                       HEEREMA OFFSHORE CONSTRUCTION
                                             GROUP INC.

/s/ Robert H. Rawle                          /s/ Pieter H. Heerema
________________________                     __________________________
By: Robert H. Rawle                          By: Pieter H. Heerema
Title: President and Chief                   Title: President
       Operating Officer